EXHIBIT 10.1
                    THE HEARTLAND INCENTIVE COMPENSATION PLAN

     I.   PURPOSE
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     The purpose of The Heartland Incentive Compensation Plan (the "Plan") is to
establish a corporate style and environment that encourages and rewards performance. The intent of the Plan is to provide a creative compensation program which will: (1) retain talented and necessary personnel; (2) attract talented and promising personnel; and (3) motivate superior performance.

     The specific objectives of the Plan are:

          A.   To reward individual performance based upon annual objectives;

          B.   To build profit awareness among the employees;

          C.   To meet or exceed the annual  budgeted level of pretax  earnings;
               and

          D. To build a sense of pride in the long-term results and well-being of the Company among employees.

     II.  ELIGIBILITY
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     All  fulltime  employees  of the  Company  and its  subsidiaries  shall  be eligible to participate in the Plan. To participate in the Plan for any given quarter, the Employee must be a "fulltime" employee during the entire fiscal quarter the Plan is in effect. Additionally, the Employee must be a fulltime employee in good standing throughout the next succeeding quarter. Continuity of employment is a prerequisite for eligibility in the Plan. For the purposes of this Plan, "employee" means any person employed in an executive or staff position with the Company. Other persons acting as brokers with the Company's subsidiaries pursuant to independent contractor agreements may also be eligible.

     The Plan shall be subject to authorization, approval and modification by the Board of Directors for each year. The Board shall have the right to amend, modify or terminate the Plan at any time and at its sole discretion.

     III. THE BONUS FUND
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     Incentive  plans are designed to  encourage  achievement  of the  Company's business goals by tying significant and predictable cash awards to the realization of those objectives. These plans reflect an appropriate level of risk in a participant's total compensation.

     A stated formula is utilized to determine the aggregate amount available for bonuses. Stated thresholds are established so that management must attain a certain level of return on equity before incentive awards can be earned.

     The Bonus Fund shall be in an amount equal to twenty percent (20%) of the pre-tax profits of the Company when a fifteen percent (15%) pre-tax return on equity has been achieved for the year. The Bonus Fund will be calculated each fiscal quarter so that the pre-tax return on equity of the Company must equal 15% or more annually on a cumulative basis for the period from the end of the last fiscal quarter, in which bonuses were paid, to the current fiscal quarter, for a bonus to be paid, earned or accrued in any fiscal quarter. The allocation of the Bonus Fund is to be made by the Executive Committee of the Board of Directors who will meet each fiscal quarter to allocate the Bonus Fund among eligible employees in accordance with performance standards established by a committee of management personnel approved by the CEO. For purposes of allocating the Bonus Fund, the employees of the company will be placed in one of three groups: the executive group, the sales group or the staff group.

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     IV.  ALLOCATION OF BONUS FUND
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     The  Executive  Committee of the Board of Directors  shall meet each fiscal quarter to allocate the Bonus Fund among eligible employees in accordance with performance standards established by the Board of Directors. For the purposes of allocating the Bonus Fund, the Employees of the Company will be placed in one of three groups: the Executive Group, the Sales Group or the Staff Group. The total Group percentage of the Bonus Fund will be: Executive Group, 50%; Sales Group, 30%; and the Staff Group, 20%.

     V.   MISCELLANEOUS PROVISIONS
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          A.   In the event an eligible  employee  resigns or is terminated from the Company during a quarter or prior to bonus distribution, said employee shall have no right nor be entitled to any portion of any compensation earned or due for disbursement under this Plan for said quarter.

               The right or entitlement to any paid, earned, or credited compensation under the Plan is personal to said employee and is not transferable.

          B. Participation in the Plan by an employee is not to be considered as a guarantee of employment for a specified period of time. No employee nor any of their dependents, creditors, or beneficiaries shall have any right or interest in this Plan or in any monies accrued hereunder, unless and until all legal requirements, whether relating to the Employee or to their dependents, creditors, or beneficiaries, have been complied with to the Company's satisfaction.

          C. In cases where a participating employee is absent from work for an extended period of time during which commissions or salary are not paid, this Plan may, at the option of the Company, be considered inoperative as to the Employee for such period of time, in whole or in part, and the final determination of any amounts to be paid to such employee with respect to incentive compensation for such period of time will be made by the Company.

          D. The Company reserves the right to make any adjustments or revisions to commission or salary, incentive compensation, or any other matter affecting an employee's employment, with appropriate levels of approval consistent with (1) Company policies, and (2) the provisions of this Plan.

          E. It is the policy of the Company to comply with all laws governing its operations and to conduct its affairs in keeping with the highest legal and ethical standards, thereby maintaining and enhancing its reputation as a responsible corporate citizen. In business relations with other persons, firms, or corporations, Company employees are not to give or accept gifts or entertainment, where the effect might reasonably be expected to prejudice the recipients in favor of the donor, or where any business obligations might be incurred or reasonably implied. Gifts which are motivated strictly by an exchange of personal courtesies common to generally accepted and legally permissible business practice are permitted. Explicitly prohibited are bribes, kickbacks, payoffs, or any other method of giving money, or gifts of relatively substantial value, or lavish entertainment of such a nature as to be reasonably believed to be a bribe, kickback, payoff rebate, or payment for the purpose of influencing any person, firm, corporation, government, including a governmental agency, or governmental official, to acquire products or services sold by the Company.

          F. An employee is prohibited from acceptance of monies or other inducements to influence customers to use others' products or services.

          G. The Company reserves the right to cancel, modify or extend this Plan, in whole or in part, at its sole discretion, effective as to each employee affected thereby upon written notice to the employee.

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          H.   No  variation  from the Plan an no waiver of any  obligations  or requirements of the employee under the Plan shall be effective against the Company unless such variation or waiver is approved
               in   writing  by  the   President   of  the   Company.   No  oral
               representations,   by  whomever   made,   and  no  other  written
               representations or commitments which deviate from or are contrary or additional to the provisions of the written Plan shall in any event be effective against the Company. Any waiver or variation approved by the Company pursuant hereto shall be limited to the specific instance and to the employee identified in written approval, and no such waiver or variation shall be considered as a waiver or variation of the Plan as it applies to future instances or as it applies to other employees.

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